PROSPECTUS and	PRICING SUPPLEMENT NO. 24
PROSPECTUS SUPPLEMENT, each	Dated January 17, 2013
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $5,950,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 0.750% Senior Notes Due January 22, 2016

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ERZ4 / US24422ERZ42

Date of Issue:	January 17, 2013

Maturity Date:	January 22, 2016

Principal Amount:	$500,000,000

Price to Public:	99.894%

Interest Payment Dates:	Semi-annually on each January 22 and July 22, commencing on July 22, 2013

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	0.750% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
J.P. Morgan Securities LLC	$225,000,000.00
Deutsche Bank Securities Inc.	225,000,000.00
BNP Paribas Securities Corp.	25,000,000.00
US Bancorp Investments, Inc.	25,000,000.00
Total	$500,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.744% plus accrued interest from January 23, 2013 if settlement occurs after that date.